Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

FiscalNote Holdings, Inc.

(Exact name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Equity	Class A Common Stock, par value $0.0001	Rule 457(c)	11,215,000	$2.18	$24,448,700.00	0.0001102	$2,694.25

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0

	Total Offering Amounts					$24,448,700.00		$2,694.25

	Total Fees Previously Paid							$0

	Total Fee Offsets							$0

	Total Fees Due							$2,694.25

(1)

This Registration Statement on Form S-3 (this “Registration Statement”) covers shares of Class A common stock, $0.0001 par value per share (“Class A Common Stock”), of FiscalNote Holdings, Inc. (the “Company” or “Registrant”) (i) issuable pursuant to the terms of the convertible note (the “Convertible Note”) previously issued on July 3, 2023 in an aggregate principal amount of approximately $46.8 million to the selling stockholder named in the Registration Statement and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional shares of Class A Common Stock that may become issuable under the Convertible Note by reason of any stock dividend, stock split or other similar transaction.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. The Proposed Maximum Offering Price per Unit and the Maximum Aggregate Offering Price are based on the average of the high ($2.32) and low ($2.03) prices of the Registrant’s Class A Common Stock as reported on the New York Stock Exchange on September 5, 2023.